NEWS RELEASE

Enbridge Reports First Quarter 2022 Financial Results and Advances New Organic Growth Opportunities

CALGARY, May 6, 2022 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported first quarter 2022 financial results, reaffirmed its 2022 financial outlook and announced the advancement of further organic growth opportunities.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•First quarter GAAP earnings of $1.9 billion or $0.95 per common share, compared with GAAP earnings of $1.9 billion or $0.94 per common share in 2021
•Adjusted earnings* of $1.7 billion or $0.84 per common share*, compared with $1.6 billion or $0.81 per common share* in 2021
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $4.1 billion, compared with $3.7 billion in 2021
•Cash provided by operating activities of $2.9 billion, compared with $2.6 billion in 2021
•Distributable cash flow (DCF)* of $3.1 billion or $1.52 per common share*, compared with $2.8 billion or $1.37 per common share* in 2021
•Reaffirmed 2022 full year guidance range for EBITDA of $15.0 billion to $15.6 billion and DCF per share of $5.20 to $5.50
•Placed the 455-kilometre, $0.2 billion East-West Tie Transmission Line into service providing reliable, long-term electricity to Northwest Ontario
•Sanctioned $0.3 billion expansion of the Panhandle Regional Transmission System to meet growing natural gas demand in Southern Ontario; operations to commence in late-2023
•Announced an Open Season for up to a 400 MMcf/d expansion of the B.C. Pipeline System's T-North section with a 2026 in-service date to meet increasing demand
•Awarded the right to advance the Open Access Wabamun Carbon Hub designed to capture 4 million tonnes of CO2 emissions annually
•Announced Letter of Intent with Humble Midstream LLC to develop blue hydrogen, ammonia and associated carbon capture infrastructure at the Enbridge Ingleside Energy Center near Corpus Christi, Texas on the U.S. Gulf Coast
•Progressing construction of four French offshore renewable projects with combined gross power generation of approximately 1.5 gigawatts (0.3 GW net)
•Advancing capital allocation priorities; on track to achieve Debt to EBITDA of 4.7x or lower by year end and executed initial share repurchases during the first quarter
CEO COMMENT
Al Monaco, President and CEO commented on the following:

"It's clear we are at an inflection point in global energy markets. Energy demand continues to grow, which combined with underinvestment in new supply, is driving energy shortages and higher prices. Now, more than ever, it's evident that all forms of energy, conventional and low carbon, are needed to meet the growing demand while ensuring society has access to affordable, reliable, secure and cleaner energy.

"This global energy crisis further heightens the essential role that conventional energy will play for decades to come. But, we also need to meet our global emissions goals across the value chain and leverage existing infrastructure to accelerate investment in low-carbon energy.

"The current environment reinforces that our two-pronged strategy to advance both conventional and low-carbon energy investments is a prudent approach to ensure delivery of the energy that people need and want in their daily lives. Our diversified asset footprint, integrated North American transportation systems, access to tide water, and established renewable power assets and low-carbon execution capabilities, provide us a competitive advantage. We're working closely with our customers to accelerate new infrastructure investments to meet growing demand, increase connections to export markets, and enable cleaner energies.

"ESG leadership is central to our differentiated approach to energy delivery and our goal is to continue to lead our sector. We have advanced our diversity goals at all levels of the organization, including our Board of Directors, and making good progress. Early actions and business plans have us on track to meet our 2030 emissions intensity and 2050 Net-Zero goals to stay ahead of the curve. We've also recently committed to additional actions, including supporting organizations developing science-based guidelines for the midstream sector and engaging with key suppliers to further support Scope 3 emissions reductions.

"First quarter operational performance and utilization across each of our businesses translated into a strong start to the year. The $14 billion of capital we placed into service in 2021, including the Ingleside acquisition, is generating incremental EBITDA and distributable cash flow growth. We are on target to achieve our full year financial guidance.

"In Liquids Pipelines, we're in discussions with industry on a new commercial framework for our Mainline. Detailed cost information has been shared with shippers, providing the transparency necessary for negotiations, and we continue to expect to have a new commercial model in effect by mid-to-late 2023.

"The acquisition of the Ingleside Energy Center has provided us with the premier crude oil export facility in the U.S. Gulf Coast at a time when greater supply of more sustainable and secure North American energy is needed. In the first quarter, Ingleside loaded over 20% of export volumes on the Gulf Coast, reflecting our ability to offer lowest basin-to-water costs. We continue to see strong customer interest to expand our storage and product loading capabilities, including NGLs. We're also now developing hydrogen and ammonia opportunities at Ingleside, which will include carbon capture and sequestration that will allow production of low-carbon fuel sources. Our Texas Eastern System on the Gulf Coast can provide feed gas, demonstrating the synergies across our diversified asset base.

"We're very excited to be moving our Alberta carbon capture strategy forward with the Open Access Wabamun Carbon Hub, which received approval from the Government of Alberta for further development. Our partnerships with Capital Power and Lehigh Cement, and local Indigenous and Métis communities, will enable the sequestration of nearly 4 million tonnes of CO2 annually, and there's expansion potential beyond that.

"In Gas Transmission, we're seeing a strong pick up in commercial interest from Asia and Europe to secure export capacity. We currently serve four operating LNG facilities in the Gulf Coast. Three more LNG developments, Plaquemines LNG, Rio Grande and Texas LNG, are moving towards investment decisions and we've secured projects to serve those facilities if they reach a final investment decision.

"In Western Canada, the fundamentals for LNG export are strengthening, with abundant low-cost reserves and shorter transport times to Asian markets. Today, we announced an open season for a $1 billion expansion of the T-North section of the B.C. Pipeline to support production and demand growth, including west coast LNG demand. We continue to advance the proposed $2.5+ billion T-South expansion to support growing demand in the Pacific Northwest, including from Woodfibre which recently announced that it is advancing preliminary construction activities. Growing demand in the region could support further growth on our Westcoast system including a second expansion of T-North.

"Our utility franchise continues to generate ratable growth. We're on track to add more than 40 thousand natural gas customers this year. Yesterday we sanctioned a $300 million expansion of the Panhandle Transmission System to support increased customer demand. The Markham hydrogen blending project has now been successfully operating during the first quarter with good results and we're developing over fifty in-franchise RNG opportunities.

"In Renewables, we're making good progress on construction of four offshore wind projects in France with the first project planned to enter service late this year. In North America, our solar self-power projects serving our liquids and gas transmission businesses is well advanced with three projects in service and ten more projects capable of generating 100 megawatts (MW) under construction. We're developing a further 160MW of utility-scale projects that would serve third parties at our Corpus Christi export terminal in Texas and our Plummer pump station in Minnesota.

"Our existing assets and execution of the secured capital program over our three-year plan is expected to support a 5-7% distributable cash flow per share compound average growth rate through 2024 relative to 2021. After providing for a strong balance sheet and ratable dividend growth, we'll possess $5-6 billion of annual investable capacity, which we'll continue to deploy in a disciplined manner to maximize shareholder returns.

"In summary, we are pleased with our progress on our strategic priorities and a good start to the year. Our existing connections to the best markets, paired with leading low-carbon capabilities, position Enbridge to generate long-term shareholder value while building a bridge to a cleaner energy future.

FINANCIAL RESULTS SUMMARY

Financial results for the three months ended March 31, 2022 and 2021 are summarized in the table below:

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,927	1,900
GAAP Earnings per common share	0.95	0.94
Cash provided by operating activities	2,939	2,564
Adjusted EBITDA[1]	4,147	3,743
Adjusted Earnings[1]	1,705	1,634
Adjusted Earnings per common share[1]	0.84	0.81
Distributable Cash Flow[1]	3,072	2,761
Weighted average common shares outstanding	2,026	2,022
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the first quarter of 2022 increased by $27 million or $0.01 per share compared with the same period in 2021.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Management's Discussion & Analysis for the first quarter of 2022 filed in conjunction with the first quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the first quarter of 2022 increased by $404 million compared with the same period in 2021. This is primarily driven by contributions from the U.S portion of the Line 3 Replacement Project and the acquisition of the Enbridge Ingleside Energy Center.

Adjusted earnings in the first quarter of 2022 increased by $71 million, or $0.03 per share, primarily due to higher Adjusted EBITDA contributions, partially offset by increased depreciation expense on new assets placed into service in 2021 and higher income taxes on higher earnings.

DCF for the first quarter of 2022 increased by $311 million, or $0.15 per share, primarily due to higher Adjusted EBITDA contributions partially offset by higher cash taxes on higher taxable earnings and higher financing costs due to lower capitalized interest with the completion of U.S. portion of the Line 3 Replacement Project.

Detailed financial information and analysis can be found below under First Quarter 2022 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2022 financial guidance announced at its December Investor Day, which included adjusted EBITDA between $15.0 and $15.6 billion and distributable cash flow per share between $5.20 to $5.50. Strong first quarter results are in line with expectations and the Company anticipates that its businesses will continue to experience strong utilization and good operating results through the balance of the year with normal course seasonality. Forward financial guidance reflects a provision in recognition of the uncertainty of future Mainline tolls associated with the ongoing commercial framework discussions with shippers.

Strong operational performance is expected to be offset by challenging market conditions which continue to impact Energy Services, along with moderately higher financing costs, due to rising interest rates, relative to 2022 financial guidance.

FINANCING UPDATE

On February 17, 2022, Enbridge secured US$1.5 billion of debt financing at attractive rates consisting of US$600 million of 2-year floating rate senior notes, US$400 million of 2-year senior notes, and US$500 million of 3-year senior notes. Proceeds from this offering were primarily used to repay existing indebtedness and for other general corporate purposes.

On March 1, 2022, Enbridge redeemed the $750 million outstanding Cumulative Redeemable Minimum Rate Reset Preference Shares, Series 17 (TSX: ENB.PF.I) using proceeds from the previously announced issuance of $750 million of hybrid securities in the Canadian debt market earlier this year. On May 2, 2022, Enbridge notified holders of its outstanding Cumulative Redeemable Preference Shares, Series J (TSX: ENB.PR.U) of the Company's intention to redeem all of its US$200 million outstanding Cumulative Redeemable Preference Shares, Series J on June 1, 2022. Going forward, Enbridge will opportunistically redeem at par series of Enbridge preference shares with high reset rates and refinance with equity equivalent hybrid securities when economic to do so.

SECURED GROWTH PROJECT EXECUTION UPDATE

Today, the Company announced the $0.3 billion expansion of the Panhandle Transmission System, which supplies natural gas from the Dawn Hub to customers in Southern Ontario. The project is expected to receive a full cost-of-service regulated return with target phased in-service dates of late-2023 and late-2024.

The Company's current secured growth program is approximately $10 billion and is supported by commercial models consistent with Enbridge's low-risk model. The program includes ratable capital requirements for both Gas Transmission's modernization and Gas Distribution's utility growth programs, as well as four offshore wind projects in France providing a combined 1.5 GW (0.3 GW net) of generation capacity, and a number of other smaller projects across each of Enbridge's businesses.

OTHER BUSINESS UPDATES

Mainline Commercial Framework

The Company is currently advancing two potential commercial frameworks for the Mainline in parallel: i) a new incentive rate-making agreement that may be similar to the Competitive Toll Settlement (CTS) agreement that expired on June 30, 2021, and ii) a Canadian Mainline cost-of-service application. Either framework is anticipated to provide attractive risk-adjusted returns for operating the Canadian Mainline and the range of financial outcomes is not expected to materially impact Enbridge's financial outlook.

During the first quarter, Enbridge initiated consultation with industry participants, including sharing of detailed cost information with an industry negotiation group comprised of a cross-section of industry, including producers and refiners, and Enbridge.

The Company anticipates that its consultation and negotiation with industry will progress through the first half of this year, with the potential to file either a proposed incentive tolling settlement or a cost-of-service application with the Canada Energy Regulator (CER) for review later this year.

As per the terms of the CTS, Enbridge is collecting interim tolls which are consistent with the tolls in effect on June 30, 2021 when the CTS agreement expired and which are subject to refund. The Company's forward financial guidance reflects a provision in recognition of the uncertainty of future Mainline tolls.

Westcoast Canada LNG Development

Today, Enbridge announced that its subsidiary, Westcoast Energy Inc., will conduct an Open Season to for an expansion project of the T-North section of the B.C. Pipeline System (T-North Expansion). The expansion will add approximately 400 MMcf/d of additional capacity to meet supply growth in Northeast B.C. and increasing LNG export demand.

The T-North Expansion will consist of pipeline looping, compressor unit additions and other ancillary station modifications to be placed into service in 2026. The capital cost estimate is approximately $1 billion and the investment will be underpinned by a cost-of-service commercial model.

Additionally, the Company continues to develop the previously announced $2.5+ billion expansion of the T-South segment of the B.C. Pipeline System for up to 300 MMcf/d which could involve an additional upstream expansion of the T-North system. The Company is targeting an Open Season to underpin the T-South portion of the expansion in the third quarter of 2022. The expansions are necessary to support demand for natural gas in the Pacific Northwest including Westcoast LNG.

Carbon Capture and Storage (CCS)

On March 31, 2022, the Government of Alberta announced that Enbridge was awarded the right to pursue further development of the Company's proposed Open Access Wabamun Carbon Hub (the Hub). The proposed Hub will support near-term carbon capture projects being advanced by project partners, Capital Power Corporation (Capital Power) and Lehigh Cement, a division of Lehigh Hanson Materials Limited (Lehigh Cement). Combined, the projects represent an opportunity to capture nearly 4 million tonnes of atmospheric carbon dioxide emissions, with phased in-service dates starting as early as 2026, which can be further scaled to meet the needs of other nearby industrial emitters.

The Hub's carbon transportation and sequestration facilities will be co-developed and ultimately co-owned with local Indigenous partners including the First Nations Capital Investment Partnership (comprised of Alexander First Nation, Alexis Nakota Sioux Nation, Enoch Cree Nation and Paul First Nation) and the Lac Ste. Anne Métis Community.

Advancing Low-Carbon Projects at Enbridge Ingleside Energy Center

The Company continues to leverage the Enbridge Ingleside Energy Center (EIEC) location, assets, and undeveloped land to advance conventional and low-carbon energy projects, which unlock further value associated with the EIEC acquisition.

Enbridge and Humble Midstream LLC (Humble), a privately held company backed by Encap Flatrock Midstream, announced a letter of intent to collaborate on the development and joint marketing of a blue hydrogen and ammonia production and export facility which will be located at EIEC, along with related carbon capture infrastructure. Natural gas to supply the facility would be provided by Enbridge's Texas Eastern system. Enbridge and Humble intend to jointly market the capacity of the proposed blue hydrogen and ammonia production facilities, and Enbridge will develop the associated carbon capture and sequestration infrastructure. The construction of any facilities will be subject to sufficient customer support and receipt of all necessary regulatory approvals.

In addition, Enbridge is continuing to develop a 60 MW solar facility at EIEC which will provide renewable power generation for the export terminal as well as other local demand in the region which will enable net negative facility emissions.

Normal Course Issuer Bid (NCIB) Execution

On December 31, 2021, the TSX approved Enbridge's NCIB to purchase, for cancellation, up to 31,062,331 of its outstanding common shares to an aggregate amount of up to $1.5 billion. The NCIB commenced on January 5, 2022 and expires on the earlier date of January 4, 2023, or when the Company reaches its share repurchase limit.

Share repurchases made pursuant to the Company's NCIB will be predicated upon maintaining a strong balance sheet, strong business performance, and the availability and attractiveness of alternative capital investment opportunities.

The NCIB implementation provides flexibility to repurchase Enbridge's common shares and creates an additional avenue to supplement the return of capital to shareholders, while increasing per share earnings and distributable cash flow.

During the first quarter of 2022, the Company initiated utilization of the NCIB program to repurchase and cancel approximately 1 million of its common shares.

FIRST QUARTER 2022 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,329	2,039
Gas Transmission and Midstream	1,014	973
Gas Distribution and Storage	665	634
Renewable Power Generation	162	156
Energy Services	(101)	64
Eliminations and Other	355	220
EBITDA[1]	4,424	4,086

Earnings attributable to common shareholders	1,927	1,900

Cash provided by operating activities	2,939	2,564
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a comparable average exchange rate of C$1.27/US in both the first quarter of 2022 and 2021. A portion of U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Mainline System	1,284	1,131
Regional Oil Sands System	245	237
Gulf Coast and Mid-Continent System	347	189
Other Systems[1]	341	324
Adjusted EBITDA[2]	2,217	1,881

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	3,004	2,746
International Joint Tariff (IJT)[4]	$4.27	$4.27
Competitive Tolling Settlement (CTS) Surcharges[4]	$0.26	$0.26
Line 3 Replacement Surcharge[4,5]	$0.94	$0.20
1 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and Feeder Pipelines & Other.
2 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
3 Mainline System throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
4 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 55% of total Mainline System revenue and the average effective FX rate realized for the Canadian portion of the Mainline during the first quarter of 2021 was C$1.24/US$ (Q1 2021: C$1.24/US$). The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program with offsetting hedge settlements reported within Eliminations and Other. The Company is currently recording a provision against the IJT in recognition of the uncertainty of the final Mainline tolls upon the completion of the Mainline commercial framework negotiations.
5    The interim surcharge of US$0.20 for the Canadian portion of the Line 3 Replacement Project, which was placed into service on December 1, 2019, was collected until October 1, 2021. With the completion of the U.S. portion of the Line 3 Replacement Project on October 1, 2021, the interim surcharge was replaced by the full Line 3 Replacement surcharge.

Liquids Pipelines adjusted EBITDA increased $336 million compared with the first quarter of 2021, primarily related to:

•higher Mainline System throughput enabled by incremental Line 3 capacity placed into service October 1, 2021, higher tolls due to the implementation of the full Line 3 Replacement surcharge of US$0.935 per barrel compared with the surcharge on the Canadian portion of the project of US$0.20 per barrel in effect prior to October 2021, partially offset by the recognition of a provision against the interim Mainline IJT for barrels shipped in 2022; and
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to the acquisition of the Ingleside Energy Center, and related assets, in the fourth quarter of 2021 and higher contributions from market access pipelines on higher volumes to meet growing U.S. Gulf Coast crude oil demand.

Gas Transmission And Midstream

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	759	782
Canadian Gas Transmission	177	142
U.S. Midstream	89	43
Other	33	40
Adjusted EBITDA[1]	1,058	1,007
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission and Midstream adjusted EBITDA increased $51 million compared with the first quarter of 2021, primarily related to:

•higher Canadian Gas Transmission contributions from the T-South Expansion and Spruce Ridge projects placed fully into service in the fourth quarter of 2021; and
•higher U.S. midstream contributions resulting from higher commodity prices at Enbridge's Aux Sable and DCP joint ventures; partially offset by
•lower U.S. Gas Transmission contributions on the timing of operating cost expenditures, partially offset by contributions from the Cameron Extension, Middlesex Extension and the Appalachia to Market projects placed into service in the fourth quarter of 2021.

Gas Distribution And Storage

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	656	604
Other	18	42
Adjusted EBITDA[1]	674	646

Operating Data
EGI
Volumes (billions of cubic feet)	816	671
Number of active customers[2] (millions)	3.8	3.8
Heating degree days[3]
Actual	2,028	1,807
Forecast based on normal weather[4]	1,921	1,924
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
2 Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3 Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4 Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution and Storage adjusted EBITDA increased $28 million compared with the first quarter of 2021 primarily related to:

•the positive impact of colder weather in 2022 of approximately $51 million; and
•higher distribution charges resulting from increases in rates and customer base; partially offset by
•the absence of earnings from our minority interest in Noverco Inc. which was sold on December 30, 2021.

When compared with the normal weather forecast embedded in rates, the colder weather in the first quarter of 2022 positively impacted EBITDA by approximately $27 million, compared to a negative impact of approximately $24 million in the first quarter of 2021.
Renewable Power Generation

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	160	154
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $6 million compared with the first quarter of 2021 primarily related to:

•stronger wind resources at Canadian and European offshore wind facilities;
•higher energy pricing at the Rampion offshore wind facilities; and
•the absence in 2022 of the effects from the winter storm in Texas during February 2021; partially offset by
•the absence of the promote fee received in the first quarter of 2021 associated with the closing of the sale to Canada Pension Plan (CPP) Investments of 49% of Enbridge's interest in three French offshore wind projects under construction.

Energy Services

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(71)	(75)
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Energy Services adjusted EBITDA increased $4 million compared with the first quarter of 2021. The increase is the result of:

•the absence of adverse impacts from the winter storm in Texas during February 2021; partially offset by
•a more pronounced market structure backwardation than in the same period of 2021 limiting storage opportunities and significant compression of location and quality differentials in certain markets.

Eliminations and Other

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	68	106
Realized foreign exchange hedge settlement gains	41	24
Adjusted EBITDA[1]	109	130
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA decreased $21 million compared with the first quarter of 2021 due to:
•the timing of recovery of operating and administrative costs from the business segments; partially offset by
•higher realized foreign exchange gains.

Distributable Cash Flow

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,217	1,881
Gas Transmission and Midstream	1,058	1,007
Gas Distribution and Storage	674	646
Renewable Power Generation	160	154
Energy Services	(71)	(75)
Eliminations and Other	109	130
Adjusted EBITDA[1,3]	4,147	3,743
Maintenance capital	(104)	(109)
Interest expense[1]	(733)	(677)
Current income tax[1]	(173)	(101)
Distributions to noncontrolling interests[1]	(60)	(68)
Cash distributions in excess of equity earnings[1]	33	43
Preference share dividends	(91)	(92)
Other receipts of cash not recognized in revenue[2]	41	19
Other non-cash adjustments	12	3
DCF[3]	3,072	2,761
Weighted average common shares outstanding	2,026	2,022
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

First quarter 2022 DCF increased $311 million compared with the same period of 2021 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, as well as:

•higher current income tax due to higher taxable earnings and an increase in U.S. minimum taxes; and
•higher interest expense due to lower capitalized interest associated with the U.S. portion of the Line 3 Replacement Project placed into service in the fourth quarter of 2021 as well as higher debt balances associated with advancing the Company's secured growth program in 2021.

Adjusted Earnings

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	4,147	3,743
Depreciation and amortization	(1,065)	(932)
Interest expense[2]	(722)	(665)
Income taxes[2]	(526)	(399)
Noncontrolling interests[2]	(27)	(21)
Preference share dividends	(102)	(92)
Adjusted earnings[1]	1,705	1,634
Adjusted earnings per common share[1]	0.84	0.81
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings increased $71 million and adjusted earnings per share increased $0.03 compared with the first quarter in 2021 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, as well as:

•higher depreciation expense on new assets placed into service throughout 2021, including the U.S. portion of the Line 3 Replacement Project, which was placed into service in the fourth quarter and the Ingleside Energy Center acquired in October, 2021;
•higher interest expense due to lower capitalized interest associated with the U.S. portion of the Line 3 Replacement Project placed into service in the fourth quarter of 2021 as well as higher debt balances associated with advancing the Company's secured growth program in 2021; and
•higher income taxes due to higher taxable earnings and an increase in U.S. minimum taxes.

CONFERENCE CALL
Enbridge will host a conference call and webcast on May 6, 2022 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2022 first quarter results. Analysts, members of the media and other interested parties can access the call toll free at (833) 233-4460 or within and outside North America at (647) 689-4543 using the participant passcode of 6486063. The call will be audio webcast live at https://event.on24.com/wcc/r/3723407/50E30FC946507CDB8C2D1CE3C43B544D. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free (800) 585-8367 or within and outside North America at (416) 621-4642 (conference ID: 6486063).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On May 3, 2022, the Company's Board of Directors declared the following quarterly dividends. All dividends are payable on June 1, 2022 to shareholders of record on May 13, 2022.

Dividend per share
Common Shares[1]	$0.86000
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.18400
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series J3	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.30625
1 The quarterly dividend per common share was increased 3% to $0.86 from $0.835, effective March 1, 2022.
2 The quarterly dividend per share paid on Series C was increased to $0.18400 from $0.15719 on March 1, 2022, due to reset on a quarterly basis following the date of issuance of the Series C Preference Shares.
3    On May 2, 2022, Enbridge notified holders of its outstanding Cumulative Redeemable Preference Shares, Series J (Series J Shares) (TSX: ENB.PR.U) of the Company’s intention to redeem all of its US$200 million outstanding Series J Shares on June 1, 2022.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s strategic plan, priorities and outlook; 2022 financial guidance, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG) and renewable energy; energy transition and low carbon energy and our approach thereto; environmental, social and governance (ESG) goals, targets and plans, including greenhouse gas (GHG) emissions intensity and reduction targets, ESG engagement and disclosure and diversity and inclusion goals; anticipated utilization of our assets, including Mainline volumes; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected debt-to EBITDA range; expected shareholder returns and asset returns; expected performance of the Company’s businesses, including customer growth and organic growth opportunities; financial strength, capacity and flexibility; financing costs; expectations on leverage, sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction and system expansion, optimization and modernization; capital allocation framework and priorities; impact of weather and seasonality; share repurchases under normal course issuer bid; investment capacity; expected future growth and expansion opportunities, including secured growth program, development opportunities and low carbon and new energies opportunities and strategy, including with respect to Westcoast LNG developments, carbon capture and storage and the Enbridge Ingleside Energy Center; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to the Mainline, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: energy transition, including the drivers and pace thereof; the COVID-19 pandemic and the duration and impact thereof; global economic growth and trade; the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy; prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of our assets; anticipated cost savings; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability and performance; customer, regulatory and stakeholder support and approvals; anticipated construction and in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and impact thereof; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share;

expected future cash flows and expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs and are, therefore, inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 30 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.9 million retail customers in Ontario and Quebec; and Renewable Power Generation, which owns approximately 1,766 MW (net) in renewable power generation capacity in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Morgan
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

This news release also contains references to Debt to EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt to EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,329	2,039
Gas Transmission and Midstream	1,014	973
Gas Distribution and Storage	665	634
Renewable Power Generation	162	156
Energy Services	(101)	64
Eliminations and Other	355	220
EBITDA	4,424	4,086
Depreciation and amortization	(1,055)	(932)
Interest expense	(719)	(657)
Income tax expense	(593)	(483)
Earnings attributable to noncontrolling interests	(28)	(22)
Preference share dividends	(102)	(92)
Earnings attributable to common shareholders	1,927	1,900

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,217	1,881
Gas Transmission and Midstream	1,058	1,007
Gas Distribution and Storage	674	646
Renewable Power Generation	160	154
Energy Services	(71)	(75)
Eliminations and Other	109	130
Adjusted EBITDA	4,147	3,743
Depreciation and amortization	(1,065)	(932)
Interest expense	(722)	(665)
Income tax expense	(526)	(399)
Earnings attributable to noncontrolling interests	(27)	(21)
Preference share dividends	(102)	(92)
Adjusted earnings	1,705	1,634
Adjusted earnings per common share	0.84	0.81

EBITDA TO ADJUSTED EARNINGS

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	4,424	4,086
Adjusting items:
Change in unrealized derivative fair value gain - Foreign exchange	(433)	(279)
Change in unrealized derivative fair value (gain)/loss - Commodity prices	21	(139)
Impairment of lease assets	44	—
Transition and transformation costs	27	33
Other	64	42
Total adjusting items	(277)	(343)
Adjusted EBITDA	4,147	3,743
Depreciation and amortization	(1,055)	(932)
Interest expense	(719)	(657)
Income tax expense	(593)	(483)
Earnings attributable to noncontrolling interests	(28)	(22)
Preference share dividends	(102)	(92)
Adjusting items in respect of:
Depreciation and amortization	(10)	—
Interest expense	(3)	(8)
Income tax recovery	67	84
Earnings attributable to noncontrolling interests	1	1
Adjusted earnings	1,705	1,634
Adjusted earnings per common share	0.84	0.81

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,217	1,881
Change in unrealized derivative fair value gain	122	161
Other	(10)	(3)
Total adjustments	112	158
EBITDA	2,329	2,039

GAS TRANSMISSION AND MIDSTREAM

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,058	1,007
Equity earnings adjustment - DCP Midstream, LLC	(63)	(19)
Other	19	(15)
Total adjustments	(44)	(34)
EBITDA	1,014	973

GAS DISTRIBUTION AND STORAGE

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	674	646
Change in unrealized derivative fair value gain	—	2
Transition and transformation costs	(9)	(14)
Total adjustments	(9)	(12)
EBITDA	665	634

RENEWABLE POWER GENERATION

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	160	154
Change in unrealized derivative fair value gain	2	2
Total adjustments	2	2
EBITDA	162	156

ENERGY SERVICES

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(71)	(75)
Change in unrealized derivative fair value gain/(loss)	(21)	139
Net inventory adjustment	(9)	—
Total adjustments	(30)	139
EBITDA	(101)	64

ELIMINATIONS AND OTHER

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	109	130
Change in unrealized derivative fair value gain	309	114
Impairment of lease assets	(44)	—
Transition and transformation costs	(18)	(19)
Other	(1)	(5)
Total adjustments	246	90
EBITDA	355	220

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended March 31,
	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Cash provided by operating activities	2,939	2,564
Adjusted for changes in operating assets and liabilities[1]	252	418
	3,191	2,982
Distributions to noncontrolling interests[2]	(60)	(68)
Preference share dividends	(91)	(92)
Maintenance capital expenditures[3]	(104)	(109)
Significant adjusting items:
Other receipts of cash not recognized in revenue[4]	41	19
Transition and transformation costs	27	35
Distributions from equity investments in excess of cumulative earnings[2]	183	61
Other items	(115)	(67)
DCF	3,072	2,761
DCF per common share	1.52	1.37
1 Changes in operating assets and liabilities, net of recoveries.
2 Presented net of adjusting items.
3 Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
4 Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.